EXHIBIT 10.1

THIS SHARE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made on January 26, 2026

BETWEEN:

(1) MR. WAH SHING LAM (林華盛), holder of Hong Kong Identity Card No. [number redacted], of Flat E, 8/F., Cheong Lee Building, 443 Castle Peak Road, Cheung Sha Wan, Hong Kong (the “Vendor”);

(2) MODULINK INNOTECH LIMITED (領豐創新科技有限公司), a company incorporated in Hong Kong with limited liability (business registration number: 73650331), having its registered office at Unit 2, Level 6, Westin Centre, 26 Hung To Road, Kwun Tong, Hong Kong (the “Purchaser”);

(3) MODULINK INC., a corporation incorporated under the laws of the State of Nevada, United States of America, whose shares are quoted on the OTCID Market under the ticker symbol “MDLK”, and having its principal place of business in Hong Kong at Unit 2, Level 6, Westin Centre, 26 Hung To Road, Kwun Tong, Hong Kong (the “Parent”);

AND

(4) ASA ROBOTICS LIMITED (熙朝智能機械有限公司), a company incorporated in Hong Kong with limited liability (business registration number: 72694174), having its registered office at Flat E, 8/F., Cheong Lee Building, 443 Castle Peak Road, Cheung Sha Wan, Hong Kong (the “Company”). The Company is a Hong Kong–based robotics and artificial intelligence solutions company specializing in advanced automation systems, innovation-driven technologies, and production solutions serving both healthcare and industrial markets.

(The Vendor and the Purchaser are each a “Party” and together the “Parties”. The Parent and the Company are parties to this Agreement solely for the purposes expressly provided herein.)

WHEREAS:

(A) The Company is a private company limited by shares duly incorporated in Hong Kong and validly existing under the Companies Ordinance (Cap. 622 of the Laws of Hong Kong).

(B) The Vendor is the sole legal and beneficial owner of sixty percent (60%) of the issued and outstanding share capital of the Company, free from all Encumbrances, together with all rights attaching thereto as at the date of this Agreement (the “Sale Shares”).

(C) By a letter of intent dated December 11, 2025 (the “LOI”), which is non-binding save for certain specified provisions, the Vendor and the Parent agreed in principle that the acquisition of the Sale Shares from the Vendor would be effected by the Purchaser, being a wholly owned Hong Kong subsidiary of the Parent, subject to the negotiation and execution of this Agreement.

(D) The Purchaser and/or the Parent has conducted such legal, financial, tax, technical and commercial due diligence review of the Company as it considers necessary for the purposes of the transactions contemplated by this Agreement.

(E) The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares upon the terms and subject to the conditions set out in this Agreement.

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NOW IT IS HEREBY AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Accounts” means the audited financial statements of the Company for each of the three (3) financial years immediately preceding the Completion Date together with the management accounts of the Company prepared up to the Management Accounts Date;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which licensed banks are open for general business in Hong Kong;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with Clause 4;

“Completion Date” means on or before February 28, 2026 as the Vendor and the Purchaser may agree in writing;

“Encumbrance” includes any mortgage, charge, pledge, lien, option, equity, adverse interest, right of first refusal, pre-emption right, security interest, trust arrangement, assignment by way of security or any third-party right of any nature whatsoever;

“HK$” means Hong Kong Dollars;

“LOI” means the letter of intent dated December 11, 2025 executed between the Vendor and the Purchaser;

“Material Adverse Effect” means any event, change or circumstance which has or is reasonably likely to have a material adverse effect on the business, operations, assets, liabilities, results, prospects or financial condition of the Company;

“Preferred Shares” means 6,500 preferred shares of the Parent to be issued to the Vendor pursuant to Clause 3, the rights and preferences of which are set out in Schedule 2;

“Sale Shares” means sixty percent (60%) of the issued and outstanding shares of the Company to be sold by the Vendor to the Purchaser pursuant to this Agreement;

“Transaction” means the sale and purchase of the Sale Shares contemplated by this Agreement;

“Warranties” means the representations, warranties and undertakings of the Vendor set out in Clause 7 and Schedule 4.

1.2 Interpretation

(a) This Agreement shall be construed in accordance with customary Hong Kong share purchase agreement drafting principles.

(b) The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement.

(c) References to a Clause or Schedule are to a clause of, or schedule to, this Agreement.

(d) Words importing the singular include the plural and vice versa, and words importing any gender include all genders.

(e) Obligations given by more than one party are joint and several.

(f) A reference to “including” shall be construed as “including without limitation”.

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2. SALE AND PURCHASE

2.1 Sale of Shares

Subject to the terms and conditions of this Agreement, the Vendor, as the sole legal and beneficial owner, shall sell and transfer to the Purchaser, and the Purchaser shall purchase from the Vendor, the Sale Shares free from all Encumbrances and together with all rights attaching thereto as at Completion, including all rights to dividends or distributions declared, paid or made on or after Completion.

2.2 Majority Ownership

Upon Completion, the Purchaser shall hold sixty percent (60%) of the issued share capital of the Company and shall be entitled to exercise all rights customarily attaching to a majority shareholder, including board control and governance rights as set out in Clause 9.

3. CONSIDERATION

3.1 Consideration Shares

In consideration for the sale and purchase of the Sale Shares by the Purchaser, the Parent shall issue and allot to the Vendor 6,500 Preferred Shares of the Parent at an agreed value of approximately USD 98.62 per share, representing an aggregate consideration of HK$5,000,000 (the “Consideration”).

3.2 Nature of Consideration

The Vendor acknowledges and agrees that the Consideration is satisfied solely by the issue and allotment by the Parent of the Preferred Shares and that no cash consideration shall be payable by the Purchaser.

3.3 Investor Representations

Vendor represents, acknowledges and agrees that:

(a)       it is not a “U.S. person” as that term is defined in Regulation S1, promulgated under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”);

(b)       it will not be purchasing the Preferred Shares for the account or benefit of any U.S. Person; the offer was not made to Vendor when it was in the United States; at the time Vendor’s buy order was delivered to the Company, Vendor was outside the United States; the Subscriber received and accepted this subscription and entered into this Agreement in its jurisdiction of residence; and such jurisdiction of residence is as set out on the signature page of this Agreement.

(c)       that the Preferred Shares acquired pursuant to this Agreement have not been registered under the U.S. Securities Act, and are being sold in reliance upon an exemption from registration afforded by Regulation S; and that the Preferred Shares have not been registered with any state securities commission or authority. Vendor further understands that pursuant to the requirements of Regulation S, the Preferred Shares acquired herein may not be transferred, sold or otherwise exchanged unless in compliance with the provisions of Regulation S and/or pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption under the U.S. Securities Act.

__________

 1“U.S. person” is defined under Regulation S as:

(i)	Any natural person resident in the United States;
(ii)	Any partnership or corporation organized or incorporated under the laws of the United States;
(iii)	Any estate of which any executor or administrator is a U.S. person;
(iv)	Any trust of which any trustee is a U.S. person;
(v)	Any agency or branch of a foreign entity located in the United States;
(vi)	Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;
(vii)	Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and
(viii)	Any partnership or corporation if:

(A)	Organized or incorporated under the laws of any foreign jurisdiction; and

(B)	formed by a U.S. person principally for the purpose of investing any securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Act) who are not natural persons, estates or trusts.

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(d)       the Preferred Shares are being purchased by Vendor for its own account, for investment only and not with a view toward resale or distribution thereof to any other person, and it is not participating, directly or indirectly, in any underwriting or distribution;

(e)       none of the Preferred Shares purchased by Vendor shall be sold or otherwise transferred contrary to the provisions of this Subscription Agreement or any federal or state securities law, and Vendor understands that unless the Preferred Shares are subsequently registered under the U.S. Securities Act, they may not in any event be sold or transferred except by a valid exemption from registration under the U.S. Securities Act;

(f)        any and all certificates representing the Preferred Shares purchased and any and all securities issued in replacement thereof or in exchange thereof shall bear the following legend or one substantially similar thereto, which Vendor has read and understands:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND THE TRANSFER THEREOF IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE ACT, PURSUANT TO REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

(g)       the Company shall have the right to issue stop transfer instructions on its official stock records, and Vendor acknowledges that the Company has informed Vendor of its intention to issue such instructions:

(h)       there is currently no trading market in the Preferred Shares of the Company, and the Company presently has no plans to register the Preferred Shares, so that there may never be a public trading market for the Preferred Shares, with consequent possible indefinite illiquidity of the Preferred Shares;

(i)       hedging transactions involving the Preferred Shares may not be conducted unless in compliance with the U.S. Securities Act.

(j)       at no time has it been explicitly or implicitly represented, guaranteed or warranted to Vendor by the Company, its management, the agents or employees of the Company or any other person: (i) that Vendor will be able to transfer the Preferred Shares on any particular date; (ii) that if and when Vendor may wish to transfer the Preferred Shares, such securities will be validly transferable under federal and applicable state securities laws; (iii) that Vendor will realize any percentage or amount of profit, gain or other consideration as a result of any investment it has made or will make in the Company; or (iv) that Vendor or other shareholders will receive any dividends or other distributions from the Company at any time;

(k)       investment in the Preferred Shares is a long-term, speculative investment which involves a substantial risk of loss to Vendor of its entire investment; that Vendor takes full cognizance of and responsibility for the risks related to the purchase of the Preferred Shares; Vendor has no need for liquidity with respect to its investment either now or within the foreseeable future; and Vendor can bear a complete loss of its investment without undue hardship to itself;

(l)       Vendor and its purchaser representative, if any, has been afforded an opportunity to examine such documents and obtain such information, including the Company’s financial statements concerning the Company as it may have requested, and Vendor has had the opportunity to request such other information and ask questions of the officers and directors of the Company (and all information so requested has been provided) for the purpose of verifying the information furnished to it and for answering any question it may have had concerning the business, prospects and affairs of the Company;

(m)       Vendor understands and acknowledges that any projections or financial forecasts of the Company may likely prove to be incorrect in view of the early stage of the Company’s development; and no assurance has been given to it that actual results will correspond in any meaningful way with the results contemplated by the various projections, financial forecasts or predictions; and

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(n)       Vendor has been advised to consult with its own investment adviser, attorney, and accountant regarding the Company’s prospects and legal and tax matters, concerning an investment in the Company, and has done so, to the extent it consider that to be necessary.

4. COMPLETION

4.1 Time and Place

Completion shall take place on the Completion Date at such place as the Vendor and the Purchaser may agree, or by electronic exchange of documents.

4.2 Vendor’s Completion Obligations

At Completion, the Vendor shall deliver (or procure the delivery) to the Purchaser the documents and items listed in Schedule 5, including duly executed share transfer forms and sold notes, original share certificate(s), corporate resolutions and updated statutory registers of the Company.

4.3 Purchaser’s Completion Obligations

At Completion, the Parent shall issue and allot the Preferred Shares in accordance with Clause 3 and shall deliver evidence of such issuance together with its relevant corporate authorisations.

5. CONDITIONS PRECEDENT

Completion is conditional upon the satisfaction or waiver (as applicable) of the conditions precedent set out in Schedule 3, including the absence of any Material Adverse Effect and receipt of all required corporate, regulatory and third-party approvals.

6. COVENANTS PRIOR TO COMPLETION

The Vendor shall procure that, between the date of this Agreement and Completion, the Company conducts its business in the ordinary course and shall not, without the Purchaser’s prior written consent, issue any shares, incur any material liabilities or dispose of any material assets.

7. REPRESENTATIONS AND WARRANTIES

7.1 Vendor Warranties

The Vendor represents and warrants to the Purchaser in the terms set out in Schedule 4, including warranties relating to title, capacity, corporate status, accounts, compliance with laws, intellectual property, taxation, employment matters and the absence of undisclosed liabilities.

7.2 Purchaser Warranties

The Purchaser represents and warrants that it has full power, authority and capacity to enter into and perform this Agreement and to issue the Preferred Shares in accordance with its constitutional documents and applicable law.

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8. INDEMNITY

8.1 Vendor Indemnity

Subject to the limitations set out in this Agreement, the Vendor shall indemnify and keep indemnified the Purchaser against all losses, liabilities, damages, costs and expenses arising from any breach of the Warranties or any pre-Completion liability of the Company.

8.2 Survival

No claim for breach of the Warranties or under any indemnity shall be brought unless written notice of such claim is given to the Vendor within eighteen (18) months following Completion, after which time the Vendor shall have no further liability in respect thereof.

8.3 De Minimis and Basket

The Vendor shall not be liable in respect of any claim unless and until:

(a) the amount of such claim exceeds HKD 50,000 (the “De Minimis”); and

(b) the aggregate amount of all claims (excluding any claims finally determined to be fraudulent) exceeds HKD 50,000, in which case the Vendor shall be liable only for the amount by which the aggregate claims exceed HKD 50,000.

8.4 Liability Cap

The aggregate liability of the Vendor in respect of all claims for breach of the Warranties and under any indemnity shall not exceed an amount equal to twenty per cent. (20%) of the Consideration.

9. POST-COMPLETION COVENANTS

9.1 Anti-Dilution

For a period of two (2) years following Completion, the Purchaser’s sixty per cent (60%) equity interest in ASA Robotics Limited shall not be diluted or reduced as a result of any shares issued pursuant to the funding agreement dated 1 November 2021 entered into between CityU Enterprises Limited and ASA Robotics Limited, and any such issuance shall be structured so that the Purchaser’s equity interest remains at not less than sixty per cent (60%) immediately thereafter.

Save as expressly provided in this Clause, the Purchaser shall have no anti-dilution rights or protection in respect of any other share allotments, capital increases, equity issuances or similar transactions undertaken by the Company.

9.2 Board Representation

Following completion, the Purchaser shall be entitled to appoint a majority of the board of directors of the Company following Completion, and the Vendor shall procure that all necessary corporate actions are taken to give effect thereto.

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Without prejudice to the foregoing, the Vendor shall be entitled to appoint two (2) directors to the board of directors of the Company for so long as the Vendor (together with its Affiliates) holds at least forty per cent (40%) of the issued share capital of the Company, and the Purchaser shall procure that all necessary corporate actions are taken to give effect to such appointments.

9.3 Management Continuity

The Vendor shall use reasonable endeavours to ensure continuity of management following Completion in accordance with the LOI and any agreed post-Completion arrangements.

9.4 Vendor Veto Rights

For so long as the Vendor (together with its affiliates) holds at least 40% of the issued share capital of the Company following Completion, the prior written consent of the Vendor shall be required in respect of any: (i) transfer, assignment, licence or other disposal of any material intellectual property of the Company; (ii) issue of shares or other equity securities, or grant of options or rights to subscribe for or convert into shares; (iii) liquidation, dissolution, winding-up or reorganisation of the Company; or (iv) material change to the nature or scope of the business of the Company.

10. CONFIDENTIALITY

Each Party shall keep confidential the terms of this Agreement and the Transaction, subject to disclosure required by law, regulation or applicable securities rules.

11. TERMINATION

11.1 Termination Events

This Agreement may be terminated at any time prior to Completion in accordance with this Clause 11 and Schedule 3 upon the occurrence of any of the following events:

(a) Mutual Agreement by mutual written agreement of the Vendor and the Purchaser;

(b) Failure of Conditions Precedent by either the Vendor or the Purchaser if any of the Conditions Precedent set out in Schedule 3 has not been satisfied or waived (to the extent capable of waiver), provided that the right to terminate shall not be available to a party whose breach has caused such failure;

(c) Material Breach by the non-defaulting party if the other party commits a material breach of this Agreement (including any material breach of the Warranties or pre-Completion covenants) which, if capable of remedy, is not remedied within fourteen (14) Business Days after receipt of written notice requiring remedy;

(d) Material Adverse Effect by the Purchaser if, prior to Completion, a Material Adverse Effect has occurred and is continuing;

(e) Insolvency or Illegality by either party if the other party becomes insolvent, is subject to winding-up proceedings, or if Completion becomes unlawful as a result of any change in applicable law, regulation or governmental order.

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11.2 Effect of Termination

Upon termination of this Agreement in accordance with this Clause 11:

(a) this Agreement shall cease to have effect and no party shall have any further obligation or liability to the other under this Agreement, save that this Clause 11, Clause 10 (Confidentiality), Clause 12 (Costs and Stamp Duty), Clause 13 (Governing Law and Jurisdiction) and any other provisions which expressly or by their nature survive termination shall remain in full force and effect;

(b) termination shall be without prejudice to any rights, remedies, claims or liabilities of any party arising out of any antecedent breach of this Agreement;

(c) no party shall be obliged to proceed to Completion.

11.3 No Waiver

Termination of this Agreement shall not constitute a waiver of any rights or remedies available to a party in respect of any breach of this Agreement occurring prior to such termination.

12. COSTS AND STAMP DUTY

Each Party shall bear its own legal and professional costs. Hong Kong stamp duty shall be borne and paid in accordance with applicable law, and the Parties shall cooperate in completing all stamping formalities.

13. GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region, and the courts of Hong Kong shall have exclusive jurisdiction.

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

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IN WITNESS, this Agreement is executed by the parties hereto as a deed on the day and year first above written.

SIGNED and DELIVERED by WAH SHING LAM (林華盛) (Vendor) (holder of Hong Kong Identity Card No. [number redacted] in the presence of Sai Kit AU-YEUNG (歐陽世傑):-	) ) ) /s/ W.S. Lam ) )

SEALED with the Common Seal of ASA ROBOTICS LIMITED (熙朝智能機械有限公司) (Company) and SIGNED by

WAH SHING LAM (林華盛)

for and on behalf of

ASA ROBOTICS LIMITED (熙朝智能機械有限公司) in the presence of Sai Kit AU-YEUNG (歐陽世傑):-

) ) ) /s/ W.S. Lam ) ) )

SEALED with the Common Seal of MODULINK INC. (as the Parent) and SIGNED by Anthony Hin Wah TAM (譚顯華) for and on behalf of MODULINK INC. in the presence of Sai Kit AU-YEUNG (歐陽世傑):-	) ) ) /s/ Anthony Hin Wah Tam ) ) ) /s/ Sai Kit Au-Yeung )

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SEALED with the Common Seal of MODULINK INNOTECH LIMITED (領豐創新科技有限公司) (as the Purchaser) and SIGNED by

Anthony Hin Wah TAM (譚顯華)

for and on behalf of

MODULINK INNOTECH LIMITED (領豐創新科技有限公司) in the presence of Sai Kit AU-YEUNG (歐陽世傑):-

) ) ) /s/ Anthony Hun Wah Tam ) ) ) ) /s/ Sai Kit Au-Yeung )

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SCHEDULES:

Schedule 1 – Company Information

Schedule 2 – Preferred Share Rights of ModuLink Inc. (MDLK)

Schedule 3 – Conditions Precedent

Schedule 4 – Representations and Warranties

Schedule 5 – Completion Deliverables

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SCHEDULE 1

THE COMPANY INFORMATION

1.	Date of Incorporation:	9 February 2021
2.	Place of Incorporation:	Hong Kong
3.	Business Registration Number:	72694174
4.	Company Name:	ASA ROBOTICS LIMITED
(熙朝智能機械有限公司)

5.	Issued Capital:	4,000 shares
6.	Director:	LAM Wah Shing (林華盛)
WAN Wai Lun (溫偉麟)
7.	Company Secretary	My Trusted Group Limited
8.	Financial Year End:	31st of March of each year
9.	Registered Office:	Flat E, 8/F., Cheong Lee Building, 443 Castle Peak Road, Cheung Sha Wan, Hong Kong
10.	Shareholder:

Name of Shareholder	Share Holdings and Percentage (%)
LAM Wah Shing (林華盛)	2,800 shares (70%)
DAQ HUB COMPANY LIMITED	500 shares (12.5%)
CHOW Hei Tung Nicole	700 shares (17.5%)

11.	Subsidiary and associated companies:	Nil

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SCHEDULE 2

PREFERRED SHARE RIGHTS OF MODULINK INC. (MDLK)

1. Preferred Stock – General

Shares of Preferred Stock of the Corporation may be issued in one or more series from time to time by the Board of Directors. The Board of Directors, pursuant to the Corporation’s Articles of Incorporation and Bylaws, is expressly authorized to fix by resolution or resolutions the designations, voting powers, preferences, rights and qualifications, limitations or restrictions thereof, of the shares of each series of Preferred Stock.

Except as otherwise provided in the Articles of Incorporation or in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, shares of Preferred Stock redeemed, converted or otherwise retired by the Corporation shall resume the status of authorized but unissued Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued shares of Preferred Stock.

2. Series A Convertible Preferred Stock

2.1 Designation, Name and Amount

The Preferred Stock was originally designated on 3 October 2017 as “Preferred A Stock.”

There shall be a series of voting preferred stock of the Corporation designated as “Series A Convertible Preferred Stock,” par value US$0.001 per share.

The number of shares constituting such series shall be Five Hundred Thousand (500,000). Such number of shares may be increased or decreased by resolution of the Board of Directors, subject to applicable law.

The current issued and outstanding Preferred A Stock is 200,000 shares.

3. Dividends and Distributions

Subject to the rights of the holders of any shares of any series of preferred stock of the Corporation ranking prior and superior to the Series A Convertible Preferred Stock with respect to dividends, the holders of shares of Series A Convertible Preferred Stock, in preference to the holders of Common Stock of the Corporation and any other junior stock, shall be entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor.

4. Voting Rights

4.1 Voting Power

Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to Twenty Thousand (20,000) votes on all matters submitted to a vote of the stockholders of the Corporation. Each such vote shall be equivalent to the voting rights assigned to a single share of the Common Stock of the Corporation.

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4.2 Class Voting

Except as otherwise provided herein, in the Corporation’s Articles of Incorporation or as required by law, the holders of shares of Series A Convertible Preferred Stock, the holders of shares of Common Stock and the holders of shares of any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

4.3 No Additional Special Rights

Except as otherwise expressly set forth herein, in the Articles of Incorporation or as required by law, the holders of Series A Convertible Preferred Stock shall have no special voting rights, and their consent shall not be required in respect of any corporate action, except to the extent they are entitled to vote together with holders of Common Stock as provided herein.

5. Rank

All shares of the Series A Convertible Preferred Stock shall rank:

(a) prior to the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created that does not expressly rank senior to or pari passu with the Series A Convertible Preferred Stock (collectively, the “Junior Securities”);

(b) pari passu with any class or series of capital stock of the Corporation hereafter created that expressly ranks pari passu with the Series A Convertible Preferred Stock, with the consent of the holders of a majority of the outstanding Series A Convertible Preferred Stock (the “Pari Passu Securities”); and

(c) junior to any class or series of capital stock of the Corporation hereafter created that expressly ranks senior to the Series A Convertible Preferred Stock, with the consent of the holders of a majority of the outstanding Series A Convertible Preferred Stock (the “Senior Securities”),

in each case with respect to distributions of assets upon liquidation, dissolution or winding up of the Corporation.

6. Liquidation Preference

Shares of the Series A Convertible Preferred Stock shall not be entitled to receive any payments or distributions in the event of any liquidation, dissolution, winding up or similar event of the Corporation, unless such shares have been converted into Common Stock prior to such event.

7. Redemption

The shares of Series A Convertible Preferred Stock shall not be redeemable, whether at the option of the Corporation or the holder thereof.

8. Optional Conversion

8.1 Right of Conversion

Subject to and upon compliance with this Schedule, the holder of any shares of Series A Convertible Preferred Stock shall have the right, at such holder’s option, to convert such shares into fully paid and non-assessable shares of Common Stock of the Corporation.

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8.2 Conversion Ratio

Each one (1) share of Series A Convertible Preferred Stock shall be convertible into Twenty Thousand (20,000) shares of Common Stock (a 1-for-20,000 conversion ratio), subject to adjustment for stock splits, stock dividends, combinations, reclassifications or similar recapitalization events.

9. Governing Law

This Schedule 2 and the rights attaching to the Series A Convertible Preferred Stock shall be governed by and construed in accordance with the laws of the State of Nevada.

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SCHEDULE 3

CONDITIONS PRECEDENT

1. Obligations of the Vendor

1.1 At Completion, the Vendor shall (and shall procure that the Company shall, where applicable):

(a) deliver to the Purchaser:

(i) duly executed instrument(s) of transfer and sold note(s) in favour of the Purchaser in respect of the Sale Shares; and

(ii) the original share certificate(s) (or such other evidence of title as is acceptable to the Purchaser acting reasonably) in respect of the Sale Shares;

(b) deliver to the Purchaser an original (or certified true copy) of the board resolutions of the Company (and, if required by the Company’s constitutional documents and/or applicable law, members’ resolutions), approving and authorizing:

(i) the execution and completion of this Agreement and the transactions contemplated hereby and all documents incidental thereto;

(ii) the transfer of the Sale Shares to the Purchaser and the registration of the Purchaser (or its nominee) as holder of the Sale Shares in the register of members of the Company and the issuance of a new share certificate in the name of the Purchaser (or its nominee);

(iii) the resignation (if required by the Purchaser) of such directors and/or company secretary of the Company and the appointment of such persons as may be nominated by the Purchaser as directors and/or company secretary, with effect from Completion;

(iv) (if required by the Purchaser) the change of the registered office and/or correspondence address of the Company;

(v) the updating of banking mandates and signing authorities of the Company in such manner as the Purchaser may reasonably require (including removing existing signatories and appointing new authorised signatories); and

(vi) such other matters as the Purchaser may reasonably require to give full effect to the provisions of this Agreement;

(c) deliver to the Purchaser all statutory and minute books and registers of the Company duly written up from the date of incorporation up to (but not including) the Completion Date, including without limitation:

(i) register of members, register of directors, register of company secretaries, register of charges (if any), minute books and written resolutions;

(ii) the Company chop, common seal (if any), Certificate of Incorporation and Business Registration Certificate;

(iii) copies of the Memorandum and Articles of Association / Articles of Association (as applicable) and all amendments thereto;

(iv) cheque books (if any), bank statements and bank account opening documentation (if any);

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(v) all unissued share certificates (if any); and

(vi) books of account, accounting records and financial records (complete and written up to but not including the Completion Date), copies of audited financial statements, management accounts, tax returns and related correspondence (if any), and all other material corporate documents, contracts and records of the Company;

(d) deliver to the Purchaser duly executed written resignations (if required by the Purchaser) of the outgoing director(s) and/or company secretary, each such resignation to confirm that the resigning person has no claim whatsoever against the Company (whether by way of compensation, remuneration, severance payments, pensions, expenses, fees, disbursements or otherwise);

(e) deliver to the Purchaser:

(i) a certified true copy of the updated register of members of the Company reflecting the transfer of the Sale Shares to the Purchaser (or its nominee); and

(ii) (if applicable) a certified true copy of the register of directors and register of company secretaries reflecting the post-Completion appointments;

(f) deliver to the Purchaser all documents and evidence reasonably required to confirm the ownership and control of the Company’s intellectual property and related rights used in the Business, including (to the extent applicable):

(i) IP assignment(s) or confirmatory assignment(s) for any IP created by founders, directors, employees or contractors but not registered in the Company’s name;

(ii) copies of all IP registrations, applications and renewals (if any); and

(iii) copies of all material software licences, source-code escrow arrangements (if any), domain name registrations, and key technology agreements;

(g) deliver to the Purchaser a duly executed tax indemnity deed (if applicable and required under this Agreement); and

(h) deliver such other documents as are expressly required by Schedule 5 (Completion Deliverables) and/or reasonably requested by the Purchaser to complete the Transaction and to place the Purchaser in effective control of the Company following Completion.

2. Obligations of the Purchaser and the Parent

2.1 At Completion, the Parent shall:

(a) issue and allot to the Vendor 6,500 Preferred Shares in accordance with Clause 3 of this Agreement and deliver to the Vendor:

(i) evidence of issuance and allotment (including board resolutions and/or cap table / register extract as applicable); and

(ii) share certificate(s) or other customary evidence of ownership (if issued by the Purchaser for preferred shares), subject to applicable securities law restrictions; and

(b) deliver to the Vendor a certified true copy of the Parent’s corporate authorisations approving execution and completion of this Agreement and the issuance of the Preferred Shares.

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SCHEDULE 4

REPRESENTATIONS AND WARRANTIES

Note: Unless expressly stated otherwise, the Warranties are given by the Vendor (and where relevant, the Vendor warrants as to the Company and its business) in favour of the Purchaser as at the date of this Agreement and as at Completion.

1. Corporate Status; Constitution; Accuracy of Information

1.1 Accuracy of Recitals and Schedules

The matters stated in Recitals (A) to (E) (inclusive) and the Schedules to this Agreement are true, complete and accurate in all respects and are not misleading by reason of any omission, ambiguity or otherwise.

1.2 Incorporation and Good Standing

The Company has been duly incorporated and is validly existing under the laws of Hong Kong and has full corporate power and authority to own its assets and carry on its business as presently conducted. No steps have been taken or threatened for the winding up, dissolution or liquidation of the Company, and no receiver, administrator or similar officer has been appointed over any of its assets.

1.3 Compliance with Companies Ordinance / Records

The Company has complied in all material respects with the Companies Ordinance (Cap. 622) and all other applicable corporate filing requirements. No notice has been received that any statutory register or corporate record is incorrect or should be rectified, and the statutory books and registers have been properly maintained.

1.4 Constitutional Documents

The copy of the Company’s articles of association (and any other constitutional documents) provided to the Purchaser is true, complete and up to date and includes all amendments and resolutions required to be attached or recorded.

1.5 No Adverse Corporate Events

No event or omission has occurred that has or is reasonably likely to adversely affect the Company’s constitution, subsistence, corporate status, or ability to carry on its business.

1.6 No Breach of Law

The Company has not materially breached any law or regulation applicable to it or its business, and (so far as the Vendor is aware) no investigation, inquiry or enforcement action by any governmental authority is pending or threatened.

1.7 Beneficial Ownership / No Nominees

The issued shares of the Company are held beneficially as shown in Schedule 1. There is no undisclosed nominee, trust, or arrangement affecting the ownership of the Company’s shares.

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1.8 Licences and Permits

The Company holds all licences, permits and approvals required for the conduct of its business as currently carried on, and such licences are in full force and effect. The Company is not in material breach of any conditions applicable to such licences and has not received notice of suspension, revocation or non-renewal.

1.9 Sufficiency and Accuracy of Disclosures

All information and documents provided by or on behalf of the Vendor or the Company to the Purchaser or its advisers in connection with the Transaction and due diligence were, when provided, and remain true, complete and accurate in all material respects and not misleading by omission.

2. Vendor Capacity; Title; Share Capital

2.1 Authority and Enforceability (Vendor)

The Vendor has full capacity and authority and has taken all necessary action to enter into and perform this Agreement and the transactions contemplated herein. This Agreement constitutes valid and binding obligations of the Vendor enforceable against the Vendor in accordance with its terms.

2.2 Title to Sale Shares

The Vendor is the sole legal and beneficial owner of the Sale Shares and has good, valid and marketable title to the Sale Shares, free from all Encumbrances.

2.3 No Third-Party Rights

No person has any option, warrant, right of first refusal, pre-emption right, conversion right or other right to acquire any shares in the Company or any interest therein (including the Sale Shares), and there is no agreement to grant any such right.

2.4 Fully Paid / No Further Issues

All issued shares of the Company are duly authorised, validly issued and fully paid (or credited as fully paid). No shares or other securities will be issued or agreed to be issued prior to Completion.

2.5 No Subsidiaries / Investments

The Company does not own shares in, control, or have any interest in any subsidiary or other entity, except as Disclosed in writing to the Purchaser.

2.6 No Corporate Reorganisation

The Company has not been involved in any scheme of arrangement, amalgamation, reconstruction, reduction of capital or similar corporate reorganisation, except as Disclosed.

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3. Business; Operations; Ordinary Course

3.1 Business Description

The Company’s principal business is the development and provision of robotics and artificial intelligence solutions and related automation systems and services (the “Business”).

3.2 Ordinary Course

Since the Accounts Date, the Business has been carried on in the ordinary and usual course consistent with past practice, and there has been no Material Adverse Effect.

3.3 No Unusual Commitments

Except as Disclosed, the Company has not entered into any contract, commitment or transaction outside the ordinary course that is material or of an unusual or long-term nature.

3.4 Customers and Suppliers

Except as Disclosed, no material customer, supplier, distributor or strategic partner has terminated or materially reduced its business relationship with the Company, or given notice of intention to do so, due to matters arising prior to Completion.

4. Assets; Title; Condition; IT Systems

4.1 Ownership of Assets

The Company owns (or validly leases/licenses) all assets necessary for the conduct of the Business as currently carried on, and such assets are free from Encumbrances except as Disclosed.

4.2 Condition of Plant/Equipment

All material equipment, tools, prototypes, test rigs, fixtures, hardware and tangible assets used in the Business are (having regard to age and usage) in reasonable working order and condition, subject to normal wear and tear.

4.3 IT Systems

The Company’s information technology systems (including networks, servers, endpoints, and software systems) are adequate in all material respects for the conduct of the Business as currently carried on. The Company has taken commercially reasonable measures to protect such systems from unauthorised access, malware, and data breaches.

5. Intellectual Property; Technology; Open Source

5.1 Ownership and Use

Except as Disclosed, the Company owns or has valid rights to use all intellectual property, know-how, software (including source code), inventions, designs, trademarks, domain names and other IP rights used in or necessary for the Business (the “Company IP”).

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5.2 No Infringement

So far as the Vendor is aware, the conduct of the Business does not infringe the intellectual property rights of any third party, and no written claim or notice alleging infringement has been received.

5.3 Protection

Where appropriate and commercially reasonable, the Company has taken steps to protect its Company IP, including through confidentiality agreements, assignment clauses, access controls, and internal policies.

5.4 Employees and Contractors

All employees, consultants and contractors who have created material Company IP have entered into enforceable written agreements assigning such IP to the Company and containing confidentiality obligations, except as Disclosed.

5.5 Open Source Software

The Company has not used open-source software in a manner that would reasonably be expected to require disclosure of proprietary source code or impose material licence restrictions on the Company’s proprietary software, except as Disclosed.

6. Material Contracts; Commitments

6.1 Material Contracts Valid

All material contracts are valid, binding and enforceable in accordance with their terms (subject to equitable principles and insolvency laws). The Company is not in material breach of any material contract and, so far as the Vendor is aware, no counterparty is in material breach.

6.2 Change of Control / Consents

Except as Disclosed, the execution and performance of this Agreement and the Transaction will not (with notice, lapse of time or both) result in a termination, acceleration, penalty, consent requirement or default under any material contract.

7. Accounts; Financial Matters; No Undisclosed Liabilities

7.1 Accounts True and Fair

The Accounts have been properly prepared in accordance with applicable accounting standards consistently applied and give a true and fair view of the financial position of the Company as at the Accounts Date and of the results of operations for the relevant periods.

7.2 Books and Records

The Company’s books, accounts and records have been properly kept and accurately record in all material respects the Company’s transactions and financial position.

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7.3 No Undisclosed Liabilities

Except as Disclosed or provided for in the Accounts, the Company has no material liabilities (actual, contingent or otherwise), whether due or not, and no liabilities have been incurred outside the ordinary course since the Accounts Date.

7.4 No Leakage / Distributions

Except as Disclosed, the Company has not declared or paid any dividend or made any distribution, return of capital, or any payment to the Vendor or any related party other than in the ordinary course and on arm’s length terms.

8. Taxation

8.1 Returns and Payments

The Company has duly and punctually filed all tax returns required and has paid all taxes due and payable. The Company is not involved in any material dispute with the Inland Revenue Department or any other tax authority.

8.2 Records

The Company has maintained proper records sufficient to enable its tax liabilities to be accurately determined.

8.3 Withholding / Payroll

All required withholdings, payroll-related filings and payments (if applicable) have been made.

9. Employment; Benefits; Immigration

9.1 Employees

Schedule [●]/Disclosure Letter sets out a true and complete list of all employees, directors and key consultants of the Company, together with their positions and remuneration (where applicable).

9.2 Compliance

The Company has complied in all material respects with applicable employment, MPF, and occupational safety laws. No material employment dispute is pending or threatened.

9.3 Incentives / Options

Except as Disclosed, the Company has not established any share option, profit-sharing, bonus or incentive scheme giving rise to any material obligations.

9.4 No Claims

No employee, consultant or officer has any outstanding claim for wages, commissions, severance, pension or other benefits, except as Disclosed.

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10. Litigation; Investigations; Compliance

10.1 No Proceedings

No litigation, arbitration, prosecution or administrative proceedings are pending or (so far as the Vendor is aware) threatened against the Company that are material, and there are no unsatisfied judgments or orders outstanding against the Company.

10.2 Compliance Program

The Company has conducted its Business in compliance in all material respects with applicable laws, including anti-bribery/anti-corruption laws, sanctions and export control laws (to the extent applicable to its products and markets).

11. Data Protection; Confidentiality

11.1 Data Protection

The Company has complied in all material respects with applicable data privacy and data protection laws (including the Personal Data (Privacy) Ordinance (Cap. 486)) in relation to personal data collected, processed or stored by the Company.

11.2 No Data Breach

So far as the Vendor is aware, there has been no material data breach or unauthorised access incident that would require notification to regulators or affected persons, except as Disclosed.

12. Insolvency

12.1 Solvency

The Company is solvent and able to pay its debts as they fall due. No petition, resolution or order has been made for the winding up of the Company and no steps have been taken for the appointment of a receiver or similar officer in respect of the Company or its assets.

13. Insurance

13.1 Policies

The Company maintains insurance policies that are commercially reasonable for a business of its nature (or, if none, that fact has been Disclosed). All premiums due have been paid, and no insurer has denied cover or avoided a policy on grounds of misrepresentation or non-disclosure, except as Disclosed.

13.2 Claims

No material claim is outstanding under any insurance policy and (so far as the Vendor is aware) no circumstances exist which are reasonably likely to give rise to a material claim, except as Disclosed.

14. Powers of Attorney

14.1 No Outstanding Authorities

The Company has given no power of attorney or other authority (express, implied or ostensible) which is outstanding or effective to any person to enter into any material contract or commitment on its behalf, except as Disclosed.

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SCHEDULE 5

COMPLETION DELIVERABLES

At Completion, the following documents and items shall be delivered (or made available) in form and substance reasonably satisfactory to the Purchaser.

A. Deliverables to be delivered by the Vendor

A1. Transfer and Title Documents

1.	Instrument(s) of Transfer duly executed by the Vendor in favour of the Purchaser (or its nominee) in respect of the Sale Shares.

2.	Sold note(s) (and bought note(s) if required for stamp duty purposes) duly executed in accordance with Hong Kong stamping practice.

3.	The original share certificate(s) for the Sale Shares (or, if lost, replacement certificate(s) and indemnity in form acceptable to the Purchaser).

4.	A Vendor completion certificate confirming (i) no breach of Vendor Warranties, (ii) no Material Adverse Effect, and (iii) all Vendor obligations satisfied.

A2. Corporate Approvals and Confirmations (Vendor)

5.	Certified true copy of the Vendor’s identity document (HKID) and specimen signature (if required by counsel/bank).

B. Deliverables to be delivered by the Company (ASA Robotics Limited)

(The Vendor shall procure delivery of the following.)

B1. Corporate Approvals and Registers

1.	Certified true copy of board resolutions (and shareholders’ resolutions if required) approving:
(a) execution and Completion of the Agreement and transactions contemplated;
(b) registration of the Purchaser (or its nominee) as holder of the Sale Shares;
(c) issuance of new share certificate(s) to the Purchaser (or its nominee);
(d) resignation/appointment of directors and company secretary (as required by Purchaser);
(e) bank mandate changes and authorised signatories; and
(f) all ancillary matters to implement Completion.

2.	Updated Register of Members showing the Purchaser (or its nominee) registered as holder of the Sale Shares, certified true by a director or the company secretary.

3.	New share certificate(s) issued in the name of the Purchaser (or its nominee) for the Sale Shares.

4.	Updated Register of Directors and Register of Company Secretaries (if changed at Completion), certified true.

5.	Updated Significant Controllers Register and related internal notifications/actions (to the extent applicable), certified true.

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B2. Statutory and Corporate Records

6.	Originals of (or access to) all statutory books and corporate records, including:

○	minute books and written resolutions;

○	registers (members, directors, secretaries, charges);

○	share certificate book (used and unused);

○	common seal (if any), company chop;

○	Certificate of Incorporation and Business Registration Certificate;

○	current Articles of Association and any amendments.

B3. Banking and Finance Deliverables

7.	Copies of all bank account details, mandates and signatory lists.

8.	Bank mandate / resolution forms executed to:

○	remove existing signatories (as required);

○	appoint Purchaser nominees as signatories;

○	update online banking access.

B4. Contracts and Operational Deliverables

9.	Copies (certified true where appropriate) of all material customer, supplier, distributor, lease, financing, and strategic partnership agreements as identified in due diligence (or a schedule thereof).

10.	Copies of all permits, licences, approvals required for the Business and evidence of good standing/validity.

B5. Intellectual Property and Technology Deliverables

11.	A schedule of the Company’s intellectual property (registered and unregistered), including trademarks, patents (if any), domain names, software repositories and key technology.

12.	Evidence of the Company’s ownership/rights to IP used in the Business, including:

•	IP assignment deeds or confirmatory assignments from founders, employees and contractors (as applicable);

•	domain registrar transfer/authorisation codes (where transfer is required);

•	access credentials handover protocol for repositories and cloud accounts.

13.	Copies of all material software licence agreements, open-source compliance records/policies (if any), and third-party technology licences.

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B6. Compliance and Litigation

16.	A Company completion certificate signed by a director confirming:

•	the Company’s Warranties are true at Completion;

•	no Material Adverse Effect since the date of this Agreement;

•	no litigation/regulatory investigation pending other than Disclosed matters.

B7. Tax Deliverables

17.	Copies of the latest profits tax returns, correspondence with the Inland Revenue Department (if any), and tax filings provided during due diligence.

18.	Executed Tax Indemnity Deed (if required by the Agreement), in agreed form.

C. Deliverables to be delivered by the Purchaser / Parent

C1. Consideration Share Issuance

1.	Certified true copy of Purchaser/MDLK board resolutions approving:

○	execution and Completion of the Agreement; and

○	issuance and allotment of 6,500 Preferred Shares to the Vendor;

2.	Evidence of issuance and allotment of the Preferred Shares, including:

○	copy of updated register/ledger showing the Vendor as holder; and/or

○	share certificate(s) (if issued) or electronic book-entry statement.

4.	A Purchaser / Parent completion certificate confirming:

○	corporate authority;

○	issuance has been duly effected;

○	Preferred Shares issued subject to applicable securities law restrictions.

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